Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
AMERICAN CELLULAR CORPORATION
I, Steven P. Dussek, Chief Executive Officer, principal executive officer and Director of American Cellular Corporation, referred to as the Company, hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and nine months ended September 30, 2007, referred to as the Report:
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2007, and the results of the Company’s operations for the three and nine months ended September 30, 2007.

November 9, 2007	/s/ STEVEN P. DUSSEK

Steven P. Dussek
Chief Executive Officer and Director
(principal executive officer)

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